EXHIBIT 99.2

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800	N E W S
Denver, CO 80203
Phone: (303) 295-3995

Cimarex to Acquire Cana Woodford Assets for $249 million

DENVER, May 6, 2014 - Cimarex Energy Co. (NYSE: XEC) today announced that it has signed a purchase and sale agreement to acquire oil and gas assets primarily in the Cana-Woodford shale play in Western Oklahoma for $497.4 million in cash.  Simultaneously, Cimarex entered into an agreement with Devon Energy (NYSE: DVN) to sell at closing a 50 percent interest in these assets for $248.7 million.  The acquisition is expected to close on or before June 30, 2014, and is subject to customary conditions and purchase price adjustments.

Cimarex’s share of the assets includes its estimate of proved developed reserves of approximately 140 billion cubic feet equivalent (64 percent gas) at January 1, 2014, current production of approximately 35 million cubic feet equivalent per day (63 percent gas) and 50,000 net acres, including 30,000 net acres in the Cana-Woodford area and oil-rich East Cana area.  Approximately 65 percent of the proved developed reserves are associated with properties in which Cimarex already owns a working interest.

Cimarex Chairman and CEO, Tom Jorden, said, “This acquisition is a perfect bolt-on for Cimarex as it consolidates working interest ownership in the Cana core infill development project area while adding exposure to other western Oklahoma oil and gas plays.”

The acquisition will be funded with bank debt.  Cimarex plans to discuss this transaction in more detail on its first quarter conference call scheduled to take place at 11:00am Mountain time on May 7, 2014.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding 2014 estimated reserves and production.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.  Actual results may differ materially from Cimarex projections and can be affected by a variety of factors outside the company’s control including the risks and uncertainties described in the company’s SEC reports.

FOR FURTHER INFORMATION CONTACT
Cimarex Energy Co.
Karen Acierno, 303.285.4957
Mark Burford, 303.295.3995